Exhibit 99.3
HiveLive, Inc.
(a development stage company)
Statements of Operations
(unaudited)

	Six Months Ended June 30,
	2009	2008

Revenues	$553,079	$195,525

Operating expenses
Sales and marketing	1,300,329	721,262
Direct costs and expenses	73,061	31,843
Product development	523,579	335,027
General and administrative	647,761	367,975

Total operating expenses	2,544,730	1,456,107

Loss from operations	(1,991,651)	(1,260,582)

Other income (expense)
Interest income	12,827	140
Interest expense	(20,656)	(410)

Total other income	(7,829)	(270)

Net loss	$(1,999,480)	$(1,260,852)

HiveLive, Inc.
(a development stage company)
BALANCE SHEET
(unaudited)

June 30
2009
Assets
Current assets
Cash and cash equivalents	1,201,287
Restricted cash	50,000
Accounts receivable, net	255,178
Deferred direct costs of revenue	139,193
Other assets	39,485

Total current assets	1,685,143

Non-current assets
Property and equipment, net	194,307
Deferred direct costs of revenue, net of current portion	76,943
Deposits	23,907

Total non-current assets	295,157

Total assets	1,980,300

Liabilities & Stockholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	64,741
Deferred revenue	490,477
Current portion of long-term debt	989,093

Total current liabilities	1,544,311

Non-current liabilities
Long-term debt, net of current portion	—

Total Liabilities	1,544,311

Stockholders’ equity
Preferred Series A stock, $0.001 par value. Authorized 13,392,034 and 20,528,948 shares; 13,241,920 shares issued and outstanding as of June 30, 2009 and 2008, respectively	2,171,984
Preferred Series B stock, $0.001 par value. Authorized 17,009,495 shares issued and outstanding as of June 30, 2009 and 2008 respectively	5,526,617
Common stock, $0.001 par value. Authorized 50,000,000 and 11,782,250 shares; 9,076,500 shares issued and outstanding at June 30, 2009 and 2008, respectively	11,782
Additional paid-in capital	51,683
Deficit accumulated during the development stage	(7,326,077)

Total stockholders’ equity	435,989

Total liabilities & stockholder’s equity	1,980,300

HiveLive, Inc.
(a development stage company)
Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities
Net loss	(1,999,480)	(1,260,852)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	40,646	14,138
Common stock issued for services	—	—
Stock-based compensation	—	—
Value of warrants issued upon debt conversion	—	—
Amortization of debt discount	—	—
Changes in operating assets and liabilities
Accounts receivable	(129,770)	(97,252)
Prepaid commissions	4,981	—
Other assets	18,190	(24,562)
Deposits	—	(6,977)
Accounts payable and accrued liabilities	(107,850)	(20,834)
Deferred revenue	261,476	39,100

Net cash used in operating activities	(1,911,807)	(1,357,239)

Cash flows from investing activities
Purchase of property & equipment	(14,031)	(90,303)
Restricted cash	—	—

Net cash used in investing activities	(14,031)	(90,303)

Cash flows from financing activities
Proceeds from issuance of preferred stock	—	5,615,724
Equity offering costs	—
Proceeds from convertible note payable	—	—
Proceeds from the issuance of common stock	10,890	—

Net cash provided by financing activities	10,890	5,615,724

Net increase (decrease) in cash and cash equivalents	(1,914,948)	4,168,182
Cash and cash equivalents — beginning of period	3,116,235	491,454

Cash and cash equivalents — end of period	1,201,287	4,659,636